Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion by reference in this Registration Statement on Form S-8 of PS International Group Ltd. of our report dated May 8, 2024, relating to the audit of the consolidated balance sheets of PSI Group Holdings Ltd and its subsidiaries (collectively the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years ended December 31, 2023 and 2022, and the related notes (collectively referred to as the “financial statements”), which appears in PS International Group Ltd.’s shell company report on Form 20-F filed with the Commission on July 24, 2024 (File No. 001-42182) pursuant to Section 13 or 15(d) of the Exchange Act.

/s/ WWC, P.C.
WWC, P.C.
San Mateo, California	Certified Public Accountants
August 12, 2024	PCAOB ID No.1171